UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 11)1

Dave & Buster’s Entertainment, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

238337109

(CUSIP Number)

SCOTT I. ROSS

HILL PATH CAPITAL LP

150 East 58th Street, 33rd Floor

New York, New York 10155

(212) 632-5420

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 5, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,095,246
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,095,246
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,095,246
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.2%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,869,527
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,869,527
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,869,527
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.1%
14	TYPE OF REPORTING PERSON

PN

3

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL CO-INVESTMENT PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		53,231
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

53,231
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

53,231
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

4

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH D FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		156,760
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

156,760
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

156,760
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH G FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,293,990
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,293,990
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,293,990
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.2%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH J FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		650,501
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

650,501
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

650,501
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.6%
14	TYPE OF REPORTING PERSON

PN

7

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,148,477
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,148,477
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,148,477
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.3%
14	TYPE OF REPORTING PERSON

OO

8

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS II GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,869,527
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,869,527
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,869,527
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.1%
14	TYPE OF REPORTING PERSON

OO

9

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HP D GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		156,760
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

156,760
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

156,760
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

10

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HP G GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,293,990
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,293,990
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,293,990
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.2%
14	TYPE OF REPORTING PERSON

OO

11

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HP J GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		650,501
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

650,501
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

650,501
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.6%
14	TYPE OF REPORTING PERSON

OO

12

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH INVESTMENT HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,148,477
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,148,477
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,148,477
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.3%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH INVESTMENT HOLDINGS II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		4,970,778
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

4,970,778
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,970,778
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

12.4%
14	TYPE OF REPORTING PERSON

OO

14

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		7,119,255
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

7,119,255
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,119,255
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

17.7%
14	TYPE OF REPORTING PERSON

IA, PN

15

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

HILL PATH HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		7,119,255
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

7,119,255
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,119,255
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

17.7%
14	TYPE OF REPORTING PERSON

OO

16

CUSIP No. 238337109

1	NAME OF REPORTING PERSON

SCOTT I. ROSS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		7,119,255
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

7,119,255
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,119,255
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

17.7%
14	TYPE OF REPORTING PERSON

IN

17

CUSIP No. 238337109

The following constitutes Amendment No. 11 to the Schedule 13D filed by the undersigned (“Amendment No. 11”). This Amendment No. 11 amends the Schedule 13D as specifically set forth herein. This Amendment No. 11 is being filed to report a change of more than 1% in beneficial ownership of the outstanding Shares that was triggered solely from a reduction in the number of outstanding Shares.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 40,189,128 Shares outstanding, as of December 1, 2023, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 5, 2023.

A.	Hill Path Capital
(a)	As of the close of business on the date hereof, Hill Path Capital beneficially owned directly 2,095,246 Shares.

Percentage: Approximately 5.2%

(b)	1. Sole power to vote or direct vote: 2,095,246
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,095,246
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Capital has not entered into any transactions in the securities of the Issuer during the past sixty days.
B.	Hill Path Capital II
(a)	As of the close of business on the date hereof, Hill Path Capital II beneficially owned directly 2,869,527 Shares.

Percentage: Approximately 7.1%

(b)	1. Sole power to vote or direct vote: 2,869,527
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,869,527
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Capital II has not entered into any transactions in the securities of the Issuer during the past sixty days.
C.	Hill Path Co-Investment
(a)	As of the close of business on the date hereof, Hill Path Co-Investment beneficially owned directly 53,231 Shares.

Percentage: Less than 1%

18

CUSIP No. 238337109

(b)	1. Sole power to vote or direct vote: 53,231
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 53,231
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Co-Investment has not entered into any transactions in the securities of the Issuer during the past sixty days.
D.	Hill Path D
(a)	As of the close of business on the date hereof, Hill Path D beneficially owned directly 156,760 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 156,760
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 156,760
4. Shared power to dispose or direct the disposition: 0
(c)	Hill Path D has not entered into any transactions in the securities of the Issuer during the past sixty days.
E.	Hill Path G
(a)	As of the close of business on the date hereof, Hill Path G beneficially owned directly 1,293,990 Shares.

Percentage: Approximately 3.2%

(b)	1. Sole power to vote or direct vote: 1,293,990
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,293,990
4. Shared power to dispose or direct the disposition: 0
(c)	Hill Path G has not entered into any transactions in the securities of the Issuer during the past sixty days.
F.	Hill Path J
(a)	As of the close of business on the date hereof, Hill Path J beneficially owned directly 650,501 Shares.

Percentage: Approximately 1.6%

(b)	1. Sole power to vote or direct vote: 650,501
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 650,501
4. Shared power to dispose or direct the disposition: 0
19

CUSIP No. 238337109

(c)	Hill Path J has not entered into any transactions in the securities of the Issuer during the past sixty days.
G.	Hill Path GP
(a)	Hill Path GP, as the general partner of each of Hill Path Capital and Hill Path Co-Investment, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital and (ii) 53,231 Shares owned by Hill Path Co-Investment.

Percentage: Approximately 5.3%

(b)	1. Sole power to vote or direct vote: 2,148,477
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,148,477
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path GP has not entered into any transactions in the securities of the Issuer during the past sixty days.
H.	Hill Path GP II
(a)	Hill Path GP II, as the general partner of Hill Path Capital II, may be deemed the beneficial owner of the 2,869,527 Shares owned by Hill Path Capital II.

Percentage: Approximately 7.1%

(b)	1. Sole power to vote or direct vote: 2,869,527
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,869,527
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path GP II has not entered into any transactions in the securities of the Issuer during the past sixty days.
I.	HP D GP
(a)	HP D GP, as the general partner of Hill Path D, may be deemed the beneficial owner of the 156,760 Shares owned by Hill Path D.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 156,760
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 156,760
4. Shared power to dispose or direct the disposition: 0
(c)	HP D GP has not entered into any transactions in the securities of the Issuer during the past sixty days.

20

CUSIP No. 238337109

J.	HP G GP
(a)	HP G GP, as the general partner of Hill Path G, may be deemed the beneficial owner of the 1,293,990 Shares owned by Hill Path G.

Percentage: Approximately 3.2%

(b)	1. Sole power to vote or direct vote: 1,293,990
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,293,990
4. Shared power to dispose or direct the disposition: 0
(c)	HP G GP has not entered into any transactions in the securities of the Issuer during the past sixty days.

K.	HP J GP
(a)	HP J GP, as the general partner of Hill Path J, may be deemed the beneficial owner of the 650,501 Shares owned by Hill Path J.

Percentage: Approximately 1.6%

(b)	1. Sole power to vote or direct vote: 650,501
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 650,501
4. Shared power to dispose or direct the disposition: 0
(c)	HP J GP has not entered into any transactions in the securities of the Issuer during the past sixty days.

L.	Hill Path Investment Holdings
(a)	Hill Path Investment Holdings, as the managing member of Hill Path GP, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital and (ii) 53,231 Shares owned by Hill Path Co-Investment.

Percentage: Approximately 5.3%

(b)	1. Sole power to vote or direct vote: 2,148,477
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,148,477
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Investment Holdings has not entered into any transactions in the securities of the Issuer during the past sixty days.
M.	Hill Path Investment Holdings II
(a)	Hill Path Investment Holdings II, as the managing member of each of Hill Path GP II, HP D GP, HP G GP and HP J GP, may be deemed the beneficial owner of the (i) 2,869,527 Shares owned by Hill Path Capital II, (ii) 156,760 Shares owned by Hill Path D, (iii) 1,293,990 Shares owned by Hill Path G and (iv) 650,501 Shares owned by Hill Path J.

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Percentage: Approximately 12.4%

(b)	1. Sole power to vote or direct vote: 4,970,778
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,970,778
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Investment Holdings II has not entered into any transactions in the securities of the Issuer during the past sixty days.
N.	Hill Path
(a)	Hill Path, as the investment manager of each of Hill Path Capital, Hill Path Capital II, Hill Path Co-Investment, Hill Path D, Hill Path G and Hill Path J, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital, (ii) 2,869,527 Shares owned by Hill Path Capital II, (iii) 53,231 Shares owned by Hill Path Co-Investment, (iv) 156,760 Shares owned by Hill Path D, (v) 1,293,990 Shares owned by Hill Path G and (vi) 650,501 Shares owned by Hill Path J.

Percentage: Approximately 17.7%

(b)	1. Sole power to vote or direct vote: 7,119,255
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 7,119,255
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path has not entered into any transactions in the securities of the Issuer during the past sixty days.
O.	Hill Path Holdings
(a)	Hill Path Holdings, as the general partner of Hill Path, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital, (ii) 2,869,527 Shares owned by Hill Path Capital II, (iii) 53,231 Shares owned by Hill Path Co-Investment, (iv) 156,760 Shares owned by Hill Path D, (v) 1,293,990 Shares owned by Hill Path G and (vi) 650,501 Shares owned by Hill Path J.

Percentage: Approximately 17.7%

(b)	1. Sole power to vote or direct vote: 7,119,255
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 7,119,255
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Holdings has not entered into any transactions in the securities of the Issuer during the past sixty days.
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CUSIP No. 238337109

P.	Mr. Ross
(a)	Mr. Ross, as the managing partner of each of Hill Path Investment Holdings, Hill Path Investment Holdings II, Hill Path and Hill Path Holdings, may be deemed the beneficial owner of the (i) 2,095,246 Shares owned by Hill Path Capital, (ii) 2,869,527 Shares owned by Hill Path Capital II (iii) 53,231 Shares owned by Hill Path Co-Investment, (iv) 156,760 Shares owned by Hill Path D, (v) 1,293,990 Shares owned by Hill Path G and (vi) 650,501 Shares owned by Hill Path J.

Percentage: Approximately 17.7%

(b)	1. Sole power to vote or direct vote: 7,119,255
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 7,119,255
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Ross has not entered into any transactions in the securities of the Issuer during the past sixty days.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

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CUSIP No. 238337109

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 7, 2023

Hill Path Capital Partners LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Partners II LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Co-Investment Partners LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path D Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

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CUSIP No. 238337109

Hill Path G Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path J Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Partners GP LLC

By:	Hill Path Investment Holdings LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Capital Partners II GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

HP D GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

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CUSIP No. 238337109

HP G GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

HP J GP LLC

By:	Hill Path Investment Holdings II LLC Managing Member

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Investment Holdings LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title	Managing Partner

Hill Path Investment Holdings II LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title	Managing Partner

Hill Path Capital LP

By:	Hill Path Holdings LLC General Partner

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

Hill Path Holdings LLC

By:	/s/ Scott I. Ross
	Name:	Scott I. Ross
	Title:	Managing Partner

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CUSIP No. 238337109

/s/ Scott I. Ross
Scott I. Ross

27